Exhibit 4(d)1
LOUISIANA POWER & LIGHT COMPANY
to
THE CHASE MANHATTAN BANK
(NATIONAL ASSOCIATION)
(successor to The Chase National Bank of the City of New York)
and
CHARLES F. RUGE
(successor to Carl E. Buckley),
As Trustees under Louisiana Power &
Light Company’s Mortgage and Deed
of Trust, dated as of April 1, 1944

Twenty-fifth Supplemental Indenture
Providing among other things for
First Mortgage Bonds, 10% Series due July 1, 2008
(Twenty-fourth Series)

Dated as of July 1, 1978

TWENTY-FIFTH SUPPLEMENTAL INDENTURE
INDENTURE, dated as of July 1, 1978, between LOUISIANA POWER & LIGHT COMPANY, a corporation of the State of Louisiana (successor by merger to Louisiana Power & Light Company, a corporation of the State of Florida), whose post office address is 142 Delaronde Street, New Orleans, Louisiana 70174 (hereinafter sometimes called the “Company”), and THE CHASE MANHATTAN BANK (NATIONAL ASSOCIATION), a national banking association existing under the laws of the United States of America (successor to The Chase National Bank of the City of New York), whose principal corporate trust office is located at 1 New York Plaza, New York, New York 10015 (hereinafter sometimes called the “Corporate Trustee”), and CHARLES F. RUGE (successor to Carl E. Buckley), whose post office address is 80 Michael Street, Iselin, New Jersey 08830 (said Charles F. Ruge being hereinafter sometimes called the “Co-Trustee” and the Corporate Trustee and the Co-Trustee being hereinafter together sometimes called the “Trustees”), as Trustees under the Mortgage and Deed of Trust, dated as of April 1, 1944 (hereinafter called the “Mortgage”), which Mortgage was executed and delivered by Louisiana Power & Light Company, a corporation of the State of Florida (hereinafter sometimes called the “Florida Company”), to secure the payment of bonds issued or to be issued under and in accordance with the provisions of the Mortgage, reference to which Mortgage is hereby made, this Indenture (hereinafter called the “Twenty-fifth Supplemental Indenture”) being supplemental thereto;
WHEREAS, the Mortgage was recorded in various Parishes in the State of Louisiana, which Parishes are the same Parishes in which this Twenty-fifth Supplemental Indenture is to be recorded; and
WHEREAS, by the Mortgage, the Florida Company covenanted that it would execute and deliver such supplemental indenture or indentures and such further instruments and do such further acts as might be necessary or proper to carry out more effectually the purposes of the Mortgage and to make subject to the lien of the Mortgage any property thereafter acquired and intended to be subject to the lien thereof; and
WHEREAS, the Florida Company executed and delivered to the Trustees the following supplemental indentures:

Designation	Dated as of
First Supplemental Indenture	March 1, 1948
Second Supplemental Indenture	November 1, 1950
Third Supplemental Indenture	September 1, 1953
Fourth Supplemental Indenture	October 1, 1954
Fifth Supplemental Indenture	January 1, 1957
Sixth Supplemental Indenture	April 1, 1960
Seventh Supplemental Indenture	June 1, 1964
Eighth Supplemental Indenture	March 1, 1966
Ninth Supplemental Indenture	February 1, 1967
Tenth Supplemental Indenture	September 1, 1967
Eleventh Supplemental Indenture	March 1, 1968
Twelfth Supplemental Indenture	June 1, 1969
Thirteenth Supplemental Indenture	December 1, 1969
Fourteenth Supplemental Indenture	November 1, 1970
Fifteenth Supplemental Indenture	April 1, 1971
Sixteenth Supplemental Indenture	January 1, 1972
Seventeenth Supplemental Indenture	November 1, 1972
Eighteenth Supplemental Indenture	June 1, 1973
Nineteenth Supplemental Indenture	March 1, 1974
Twentieth Supplemental Indenture	November 1, 1974

which supplemental indentures were recorded in various Parishes in the State of Louisiana; and
WHEREAS, the Florida Company was merged into the Company on February 28, 1975, and the Company thereupon executed and delivered to the Trustees a Twenty-first Supplemental Indenture, dated as of March 1, 1975, pursuant to which the Company, among other things, assumed and agreed duly and punctually to pay the principal of and interest on the bonds at the time issued and outstanding under the Mortgage, as then supplemented, in accordance with the provisions of said bonds and of any appurtenant coupons and of the Mortgage as so supplemented, and duly and punctually to observe, perform and fulfill all of the covenants and conditions of the Mortgage, as so supplemented, to be kept or performed by the Florida Company, and said Twenty-first Supplemental Indenture was recorded in various Parishes in the State of Louisiana; and
WHEREAS, the Company has succeeded to and has been substituted for the Florida Company under the Mortgage with the same effect as if it had been named as mortgagor corporation therein; and
WHEREAS, the Company executed and delivered to the Trustees the following supplemental indentures:
Designation                    Dated as of
Twenty-second Supplemental Indenture.    September 1, 1975
Twenty-third Supplemental Indenture…    December 1, 1976

which supplemental indentures were recorded in various Parishes in the State of Louisiana; and

WHEREAS, the Company executed and delivered to the Trustees a Twenty-fourth Supplemental Indenture, dated as of January 1, 1978, which was recorded in various Parishes in the State of Louisiana as follows:

Parish	Date Filed	Entry or File Number	Mortgage Book	Folio
Ascension	January 30, 1978	155855	257	620
Assumption	January 30, 1978	124473	116	424
Avoyelles	January 30, 1978	290790	*41	674
Bienville	January 31, 1978	X-8632	143	472
Bossier	January 30, 1978	308356	361	770
Caldwell	January 31, 1978	138700	90	42
Catahoula	January 31, 1978	160151	96	142
Claiborne	January 31, 1978	283890	121	542
Concordia	January 31, 1978	137783	98	505
East Carroll	January 31, 1978	46729	122	840
East Feliciana	January 30, 1978	80875	67	187
Franklin	January 30, 1978	209331	136	207
Grant	January 31, 1978	33921	102	675
Iberville	January 30, 1978	22	150	141
Jackson	January 31, 1978	238882	*00	628
Jefferson	January 30, 1978	807166	**6	571
Lafourche	January 30, 1978	463930	311	564
LaSalle	January 31, 1978	103850	99	623
Lincoln	January 31, 1978	D-10867	129	271
Livingston	January 30, 1978	135047	147	765
Madison	January 30, 1978	53407	49	377
Morehouse	January 31, 1978	47895	274	718
Natchitoches	January 31, 1978	M-A-3087	364A	509
Orleans	January 31, 1978	+273934	2310-A	51
Ouachita	January 30, 1978	759713	887	430
Plaquemines	January 30, 1978	127	94	1014
Rapides	January 31, 1978	680903	815	212
Red River	January 31, 1978	135953	82	552
Richland	January 30, 1978	226943	198	677
Sabine	January 31, 1978	238648	119	586
St. Bernard	January 30, 1978	153438	151	770
St. Charles	January 30, 1978	59055	230	240
St. Helena	January 30, 1978	33438	94	398
St. James	January 30, 1978	47745	97	208
St. John the Baptist	January 30, 1978	60811	78	336
St. Martin	January 30, 1978	90783	251	254
St. Tammany	January 30, 1978	381673	673	54
Tangipahoa	January 30, 1978	248006	301	917
Tensas	January 30, 1978	107151	29	357
Terrebonne	January 30, 1978	557067	460	768
Union	January 30, 1978	179319	118	528
Vernon	January 31, 1978	356549	494	1
Washington	January 30, 1978	76336	287	55
Webster	January 30, 1978	269545	227	284
West Carroll	January 31, 1978	154294	103	418
Winn	January 31, 1978	102875	99	611
______________

* Special Mortgage Book
** Bond Mortgage Book
+Notarial Archives Number

;and

WHEREAS, in addition to the property described in the Mortgage, as supplemented, the Company has acquired certain other property, rights and interests in property; and
WHEREAS, the Florida Company or the Company has heretofore issued, in accordance with the provisions of the Mortgage, as supplemented, the following series of First Mortgage. Bonds:

Series	Principal Amount Issued	Principal Amount Outstanding
3 % Series due 1974	$17,000,000	None
3⅛% Series due 1978	$10,000,000	None
3 % Series due 1980	$10,000,000	$9,900,000
4 % Series due 1983	$12,000,000	None
3⅛/% Series due 1984	$18,000,000	$18,000,000
4 ¾% Series due 1987	$20,000,000	$20,000,000
5 % Series due 1990	$20,000,000	$20,000,000
4 ⅝% Series due 1994	$25,000,000	$25,000,000
5 ¾% Series due 1996	$35,000,000	$35,000,000
5 ⅝% Series due 1997	$16,000,000	$16,000,000
6 ½% Series due September 1, 1997	$18,000,000	$18,000,000
7 ⅛% Series due 1998	$35,000,000	$35,000,000
9 ⅜% Series due 1999	$25,000,000	$25,000,000
9 ⅜% Series due 2000	$20,000,000	$20,000,000
7 ⅞% Series due 2001	$25,000,000	$25,000,000
7 ½% Series due 2002	$25,000,000	$25,000,000
7 ½% Series due November 1, 2002	$25,000,000	$25,000,000
8 % Series due 2003	$45,000,000	$45,000,000
8 ¾% Series due 2004	$45,000,000	$45,000,000
9 ½% Series due November 1, 1981	$50,000,000	$50,000,000
9 ⅜% Series due September 1, 1983	$50,000,000	$50,000,000
8 ¾% Series due December 1, 2006	$40,000,000	$40,000,000
9 % Series due January 1, 1986	$75,000,000	$75,000,000

which bonds are also hereinafter sometimes called bonds of the First through Twenty-third Series, respectively; and
WHEREAS, Section 8 of the Mortgage provides that the form of each series of bonds (other than the First Series) issued thereunder and of the coupons to be attached to coupon bonds of such series shall be established by Resolution of the Board of Directors of the Company and that the form of such series, as established by said Board of Directors, shall specify the descriptive title of the bonds and various other terms thereof, and may also contain such provisions not inconsistent with the provisions of the Mortgage as the Board of Directors may, in its discretion, cause to be inserted therein expressing or referring to the terms and conditions upon which such bonds are to be issued and/or secured under the Mortgage; and

WHEREAS, Section 120 of the Mortgage provides, among other things, that any power, privilege or right expressly or impliedly reserved to or in any way conferred upon the Company by any provision of the Mortgage, whether such power, privilege or right is in any way restricted or is unrestricted, may be in whole or in part waived or surrendered or subjected to any restriction if at the time unrestricted or to additional restrictions if already restricted, and the Company may enter into any further covenants, limitations or restrictions for the benefit of any one or more series of bonds issued thereunder, or the Company may cure any ambiguity contained therein, or in any supplemental indenture, or may establish the terms and provisions of any series of bonds (other than the First Series) by an instrument in writing executed and acknowledged by the Company in such manner as would be necessary to entitle a conveyance of real estate to record in all of the states in which any property at the time subject to the lien of the Mortgage shall be situated; and
WHEREAS, the Company now desires to create a new series of bonds and to add to its covenants and agreements contained in the Mortgage, as heretofore supplemented, certain other covenants and agreements to be observed by it and to alter and amend in certain respects the covenants and provisions contained in the Mortgage, as heretofore supplemented; and
WHEREAS, the execution and delivery by the Company of this Twenty-fifth Supplemental Indenture, and the terms of the bonds of the Twenty-fourth Series, hereinafter referred to, have been duly authorized by the Board of Directors of the Company by appropriate Resolutions of said Board of Directors;
Now, THEREFORE, THIS INDENTURE WITNESSETH: That the Company, in consideration of the premises and of One Dollar to it duly paid by the Trustees at or before the ensealing and delivery of these presents, the receipt whereof is hereby acknowledged, and in further evidence of assurance of the estate, title and rights of the Trustees and in order further to secure the payment both of the principal of and interest and premium, if any, on the bonds from time to time issued under the Mortgage, according to their tenor and effect and the performance of all the provisions of the Mortgage (including any instruments supplemental thereto and any modification made as in the Mortgage provided) and of said bonds, hereby grants, bargains, sells, releases, conveys, assigns, transfers, mortgages, hypothecates, affects, pledges, sets over and confirms (subject, however, to Excepted Encumbrances as defined in Section 6 of the Mortgage) unto Charles F. Ruge and ( to the extent of its legal capacity to hold the same for the purposes hereof) to The Chase Manhattan Bank (National Association), as Trustees under the Mortgage, and to their successor or successors in said trust, and to said Trustees and their successors and assigns forever, all of the property now owned by the Company and specifically described in the Mortgage, as supplemented, and all the following described properties of the Company, whether now owned or hereafter acquired, namely:
PARAGRAPH ONE
The Electric Generating Plants, Plant Sites and Stations of the Company, including all electric works, power houses, buildings, pipe lines and structures owned by the Company and all land of the Company on which the same are situated and all of the Company’s lands, together with the buildings and improvements thereon, and all rights, ways, servitudes, prescriptions, and easements, rights-of-way, permits, privileges, licenses, poles, wires, machinery, implements, equipment and appurtenances, forming a part of said plants, sites or stations, or any of them, or used or enjoyed, or capable of being used or enjoyed in conjunction with any of said power plants, sites, stations, lands and property, including all the Company’s right, title and interest in and to the following property situated in the State of Louisiana:
JEFFERSON PARISH
(1)Additions, improvements and replacements to the Ninemile Point Steam Electric Generating Station, and the 13.8/115 KV, 18/115 KV and 22/230 KV Step-Up Substations and 230 KV and 115

KV Substations in connection therewith, including switchyards and electric lines associated therewith, located at Ninemile Point, Jefferson Parish, situated on/and those certain tracts or parcels of land particularly described in Paragraph One, Sub-Paragraph (3) of the Second Supplemental Indenture and in Paragraph One, Sub-Paragraph (2) of the Third Supplemental Indenture.

OUACHITA PARISH
(2)Additions, improvements and replacements to the Sterlington Steam Electric Generating Station, and the 18/115 KV, the 13.2/115 KV and the 13.8/115 KV Step-Up Substations and the 115 KV and the 115/13.8/34.5 KV Substations in connection therewith, including switchyards and electric lines associated therewith, located in Sterlington, Ouachita Parish, situated on/and those certain tracts or parcels of land particularly described in Paragraph One, Sub-Paragraph (5) of the Mortgage, Paragraph One, Sub-Paragraph (1) of the Sixth Supplemental Indenture, Paragraph One, Sub-Paragraph (2) of the Eighth Supplemental Indenture and Paragraph One, Sub-Paragraph (2) of the Tenth Supplemental Indenture.

ST. CHARLES PARISH
(3)Additions, improvements and replacements to the Little Gypsy Steam Electric Generating Station, and the 24/230 KV and the two 22/115 KV Step-Up Substations and the 115 KV, 230 KV and 500 KV Substations in connection therewith, including switchyards and electric lines associated therewith, located at or near Montz in St. Charles Parish, situated on/and those certain tracts or parcels of land particularly described in Paragraph Three, Sub-Paragraphs (13), (14), (15), (16) and (17) of the Sixth Supplemental Indenture and in Paragraph One, Sub-Paragraph (1) of the Seventh Supplemental Indenture.

(4)Additions, improvements and replacements to the Waterford Steam Electric Generating Station, and the 230 KV Substation in connection therewith, including switchyards and electric lines associated therewith, located at or near Taft and Killona in St. Charles Parish, situated on/and those certain tracts or parcels of land particularly described in Paragraph Five, Sub-Paragraph (2)(a) and ( b) of the Mortgage, in Paragraph Three, Sub-Paragraphs (16) and (17) of the Seventh Supplemental Indenture, and in Paragraph Three, Sub-Paragraph (7) of the Sixteenth Supplemental Indenture.

PARAGRAPH TWO
The Electric Substations, Switching Stations, Microwave installations and UHF-VHF installations of the Company, and the Sites therefor, including all buildings, structures, towers, poles, all equipment, appliances and devices for transforming, converting, switching, transmitting and distributing electric energy, and for communications, and the lands of the Company on which the same are situated, and all of the Company’s lands, rights, ways, servitudes, prescriptions, easements, rights-of-way, machinery, equipment, appliances, devices, licenses and appurtenances forming a part of said substations, switching stations, microwave installations or UHF-VHF installations, or any of them, or used or enjoyed or capable of being used or enjoyed in conjunction with any of them, including all the Company’s right, title and interest in and to the following property situated in the State of Louisiana:
JEFFERSON PARISH
1.Additions, improvements and replacements to the Snake Farm 230/115/13.8 KV Substation, located on a site fronting on the New Orleans-Baton Rouge Airline Highway near David Drive in Jefferson Parish, situated on/and those certain tracts or parcels of land particularly described in

Paragraph Four, Sub-Paragraph (1) of the First Supplemental Indenture and in Paragraph Three, Sub-Paragraph (15) of the Second Supplemental Indenture.

ST. CHARLES PARISH
2.Additions, improvements and replacements to the Paradis 115/13.8KV Substation, located approximately two miles southeasterly of Paradis in St. Charles Parish, situated on land owned by others.
ST. JAMES PARISH
3.Additions, improvements and replacements to the Welcome 230/34.5/13.8 KV Substation, located approximately 8 miles northwesterly of St. James in St. James Parish, situated on/and those certain tracts or parcels of land particularly described in Paragraph Two, Sub-Paragraph (23) of the Thirteenth Supplemental Indenture.

ST. TAMMANY PARISH
4.Additions, improvements and replacements to the Slidell 230/34.5 KV Substation, located in Slidell, St. Tammany Parish, situated on/and that certain tract or parcel of land particularly described in Paragraph Three, Sub-Paragraph (33) of the First Supplemental Indenture.

PARAGRAPH THREE
All and Singular the Miscellaneous Lands and Real Estate or Rights and Interests Therein of the Company now owned, or, subject to the provisions of Section 87 of the Mortgage, hereafter acquired during the existence of this trust.
PARAGRAPH FOUR
The Electric Transmission Lines of the Company, including the structures, towers, poles, wires, cables, switch racks, conductors, transformers, pole type substations, insulators and all appliances, devices and equipment used or useful in connection with said transmission lines and systems, and all other property, real, personal or mixed, forming a part thereof or appertaining thereto, together with all rights-of-way, easements, prescriptions, servitudes, permits, privileges, licenses, consents, immunities and rights for or relating to the construction, maintenance or operation thereof, through, over, under or upon any public streets or highways or other lands, public or private, including all of the Company’s right, title and interest in and to the following property situated in the State of Louisiana, to-wit:
1.Additions, improvements and replacements to the Little Gypsy-Snake Farm 230 KV Transmission Line in Jefferson and St. Charles Parishes, described in Paragraph Four, Sub-Paragraph (10) of the Tenth Supplemental Indenture, said additions, improvements and replacements including a slight re-routing of a portion of the segment thereof paralleling for approximately 3.28 miles the New Orleans-Baton Rouge Airline Highway, northwesterly of the Norco 115/13.8 KV Substation located at Norco in St. Charles Parish, said re-routed portion being located approximately 1¾ miles northwesterly of said Substation, to go into and out of the customer-owned 115 KV substation of Big Three Industries, Inc. located on its plant site fronting on said Highway.

2.The Thibodaux-Terrebonne 230 KV Transmission Line in Lafourche and Terrebonne Parishes (less the unbuilt portion thereof, being the portion intended to extend from the Thibodaux 115/34.5/13.8 KV Substation, located just northerly of Thibodaux in Lafourche Parish, in a generally westerly direction for a distance of approximately 1½ miles to a point along Parish Road in Lafourche Parish), presently being operated at 34.5 KV. This single circuit, shielded transmission line, mostly of single steel pole construction but partly of steel pole H-frame construction, presently begins at the above-mentioned point along Parish Road in Lafourche Parish and extends in a generally southeasterly direction for a distance of approximately 14 miles to the Terrebonne 138/34.5/13.8 KV Substation, located approximately 4¼ miles northwesterly of Houma in Terrebonne Parish.

PARAGRAPH FIVE
The Electric Submarine Cables of the Company, including the wires, cables, switch racks, conductors, conduits, transformers, substations, insulators and all appliances, devices and equipment used or useful in connection with said submarine cables, and all other property, real, personal or mixed, forming a part thereof or appertaining thereto, together with all rights-of-way, easements, prescriptions, servitudes, permits, privileges, licenses, consents, immunities and rights for or relating to the construction, maintenance or operation thereof.
And also all extensions, replacements, branches, taps, developments and improvements of said submarine cables, or any of them, and all other submarine cables owned by the Company wherever situated whether now owned or hereafter acquired and/or constructed, as well as all of the Company’s rights-of-way, easements, permits, privileges, licenses, consents, immunities and rights for or relating to the construction, maintenance or operation thereof, subject, however, to the provisions of Section 87 of the Mortgage.
PARAGRAPH SIX
The Electric Distribution Lines and Systems of the Company, including the structures, towers, poles, wires, insulators and appurtenances, appliances, conductors, conduits, cables, transformers, meters, regulator stations and regulators, accessories, devices and equipment and all of the Company’s other property, real, personal or mixed, forming a part of or used, occupied or enjoyed in connection with or in anywise appertaining to said distribution lines and systems, together with all of the Company’s rights-of-way, easements, permits, prescriptions, privileges, municipal or other franchises, licenses, consents, immunities and rights for or relating to the construction, maintenance or operation thereof, through, over, under, or upon any public streets or highways, public or private lands, including all additions, improvements or replacements to all of the distribution systems located in the municipalities and parishes set forth in the Mortgage and in the First through Twenty-fourth Supplemental Indentures and including the additional distribution systems and parts and portions of distribution systems situated in the State of Louisiana and located at, in, near, or in the vicinity of the municipalities and/or communities and parishes set forth below:
Name                    Parish
Homer                    Claiborne
Monroe                Ouachita

And also all branches, extensions, improvements and developments of or appertaining to or connected with said distribution lines, systems or any of them, and all other distributing systems of the Company and parts and portions thereof, wherever situated, whether connected or not connected with any of the foregoing systems and whether now owned or hereafter acquired, as well as all of the Company’s rights-of-way, easements, privileges, prescriptions, permits, municipal or other franchises, consents and rights for or relating to the construction, maintenance or operation thereof or any part or portion thereof, through, over, under or upon any public streets or highways or public or private lands, whether now owned or hereafter acquired, subject, however, to the provisions of Section 87 of the Mortgage.

PARAGRAPH SEVEN
The certain franchises, privileges, permits, grants and consents for the construction, operation and maintenance of electric systems in, on and under streets, alleys, highways, roads, and public grounds, areas and rights-of-way, and/or for the supply and sale of electricity, and all rights incident thereto, which were granted by the governing bodies of the respective municipalities, parishes and public authorities in the State of Louisiana, including, in addition to those described in the Mortgage and in the First through Twenty-fourth Supplemental Indentures, those which are shown together with the expiration dates thereof in the following schedule:
MUNICIPAL ELECTRIC FRANCHISES

Municipality	Parish	Expiration
Arcadia	Bienville	January 10, 2003
Chatham	Jackson	February 7, 2003
Homer	Claiborne	January 7, 2003
Monroe	Ouachita	Indefinite
Mound	Madison	January 24, 2003
Napoleonville	Assumption	December 12, 2002
Sikes	Winn	February 18, 2003

Also all other franchises, privileges, permits, grants and consents owned or hereafter acquired by the Company for the construction, operation and maintenance of electric systems in, on or under streets, alleys, highways, roads, and public grounds, areas and rights-of-way and/or for the supply and sale of electricity, and all rights incident thereto, subject, however, to the provisions of Section 87 of the Mortgage.
All other property, real, personal and mixed, acquired by the Company after the date of the execution and delivery of the Mortgage, in addition to property covered by the First through Twenty-fourth Supplemental Indentures (except any herein or in the Mortgage or in said Supplemental Indentures expressly excepted), now owned or, subject to the provisions of Section 87 of the Mortgage, hereafter acquired by the Company (by purchase, consolidation, merger, donation, construction, erection or in any other way) and wheresoever situated, including (without in anywise limiting or impairing by the enumeration of the same the scope and intent of the foregoing or of any general description contained in this Twenty-fifth Supplemental Indenture) all lands, power sites, flowage rights, water rights, water locations, water appropriations, ditches, flumes, reservoirs, reservoir sites, canals, raceways, dams, dam sites, aqueducts and all other rights or means for appropriating, conveying, storing and supplying water; all rights-of-way and roads; all plants for the generation of electricity by steam, water and/or other power; all power houses, gas plants, street lighting systems, standards and other equipment incidental thereto, telephone, radio and television systems, air-conditioning systems and equipment incidental thereto, water works, water systems, steam heat and hot water plants, substations, lines, service and supply systems, bridges, culverts, tracks, ice or refrigeration plants and equipment, offices, buildings and other structures and the equipment thereof; all machinery, engines, boilers, dynamos, electric, gas and other machines, regulators, meters, transformers, generators, motors, electrical, gas and mechanical appliances, conduits, cables, water, steam heat, gas or other pipes, gas mains and pipes, service pipes, fittings, valves and connections, pole and transmission lines, wires, cables, tools, implements, apparatus, furniture and chattels; all municipal and other franchises, consents, or permits; all lines for the transmission and distribution of electric current, gas, steam heat or water for any purpose, including towers, poles, wires, cables, pipes, conduits, ducts and all apparatus for use in connection therewith; all real estate, lands, easements, servitudes, licenses, permits, franchises, privileges, rights-of-way and other rights in or relating to real estate or the occupancy of the same and (except as herein or in the Mortgage, as heretofore supplemented, expressly excepted) all the right, title and interest of the Company in and to all other property of any kind or nature appertaining to and/or used and/or occupied and/or enjoyed in connection with any property hereinbefore or in the Mortgage, as heretofore supplemented, described.
TOGETHER WITH all and singular the tenements, hereditaments, prescriptions, servitudes and appurtenances belonging or in anywise appertaining to the aforesaid property or any part thereof, with the reversion and reversions, remainder and remainders and (subject to the provisions of Section 57 of the Mortgage) the tolls, rents, revenues, issues, earnings, income, product and profits thereof, and all the estate, right, title and interest and claim whatsoever, at law as well as in equity, which the Company now has or may hereafter acquire in and to the aforesaid property and franchises and every part and parcel thereof.
IT IS HEREBY AGREED by the Company that, subject to the provisions of Section 87 of the Mortgage, all the property, rights and franchises acquired by the Company (by purchase, consolidation, merger, donation, construction, erection or in any other way) after the date hereof (except any herein or in the Mortgage, as heretofore supplemented, expressly excepted), shall be and are as fully granted and conveyed hereby and as fully embraced within the lien hereof and the lien of the Mortgage, as if such property, rights and franchises were now owned by the Company and were specifically described herein and conveyed hereby.
PROVIDED THAT the following are not and are not intended to be now or hereafter granted, bargained, sold, released, conveyed, assigned, transferred, mortgaged, hypothecated, affected, pledged, set over or confirmed hereunder and are hereby expressly excepted from the lien and operation of this Twenty-fifth Supplemental Indenture and from the lien and operation of the Mortgage, namely: (1) cash, shares of stock, bonds, notes and other obligations and other securities not hereafter specifically pledged, paid, deposited, delivered or held under the Mortgage or covenanted so to be; (2) merchandise, equipment, materials or supplies held for the purpose of sale in the usual course of business and fuel, oil and similar materials and supplies consumable in the operation of any properties of the Company; rolling stock, buses, motor coaches, automobiles and other vehicles and all aircraft; (3) bills, notes and accounts receivable, judgments, demands and choses in action, and all contracts, leases and operating agreements not specifically pledged under the Mortgage or covenanted so to be; (4) the last day of the term of any lease or leasehold which may hereafter become subject to the lien of the Mortgage; (5) electric energy, gas, ice, and other materials or products generated, manufactured, produced or purchased by the Company for sale, distribution or use in the ordinary course of its business; all timber, minerals, mineral rights and royalties; (6) the Company’s franchise to be a corporation; and (7) any property heretofore released pursuant to any provisions of the Mortgage and not heretofore disposed of by the Company; provided, however, that the property and rights expressly excepted from the lien and operation of the Mortgage in the above subdivisions (2) and (3) shall (to the extent permitted by law) cease to be so excepted in the event and as of the date that either or both of the Trustees or a receiver or trustee shall enter upon and take possession of the Mortgaged and Pledged Property in the manner provided in Article XIII of the Mortgage by reason of the occurrence of a Default as defined in Section 65 thereof.
To HAVE AND TO HOLD all such properties, real, personal and mixed, granted, bargained, sold, released, conveyed, assigned, transferred, mortgaged, hypothecated, affected, pledged, set over or confirmed by the Company as aforesaid, or intended so to be, unto Charles F. Ruge and (to the extent of its legal capacity to hold the same for the purposes hereof) to The Chase Manhattan Bank (National Association), as Trustees, and their successors and assigns forever.
IN TRUST NEVERTHELESS, for the same purposes and upon the same terms, trusts and conditions and subject to and with the same provisos and covenants as are set forth in the Mortgage, as supplemented, this Twenty-fifth Supplemental Indenture being supplemental thereto.

AND IT IS HEREBY COVENANTED by the Company that all the terms, conditions, provisos, covenants and provisions contained in the Mortgage, as supplemented, shall affect and apply to the property hereinbefore described and conveyed and to the estate, rights, obligations and duties of the Company and the Trustees and the beneficiaries of the trust with respect to said property, and to the Trustees and their successors as Trustees of said property in the same manner and with the same effect as if said property had been owned by the Company at the time of the execution of the Mortgage, and had been specifically and at length described in and conveyed to said Trustees by the Mortgage as a part of the property therein stated to be conveyed.
The Company further covenants and agrees to and with the Trustees and their successor or successors in said trust under the Mortgage as follows:

ARTICLE I

TWENTY-FOURTH SERIES OF BONDS

Section 1.There shall be a series of bonds designated “10% Series due July 1, 2008” (herein sometimes referred to as the “Twenty-fourth Series”), each of which shall also bear the descriptive title “First Mortgage Bond”, and the form thereof, which shall be established by Resolution of the Board of Directors of the Company, shall contain suitable provisions with respect to the matters hereinafter in this Section specified. Bonds of the Twenty-fourth Series (which shall be initially issued in the aggregate principal amount of $60,000,000) shall be dated as in Section 10 of the Mortgage provided, shall mature on July 1, 2008, shall be issued as fully registered bonds in denominations of One Thousand Dollars and in any multiple or multiples of One Thousand Dollars, and shall bear interest at the rate of 10% per annum, payable semi-annually on January 1 and July 1 of each year, the principal of and interest on each said bond to be payable at the office or agency of the Company in the Borough of Manhattan, The City of New York, in such coin or currency of the United States of America as at the time of payment is legal tender for public and private debts.

The Company reserves the right to establish, at any time, by Resolution of the Board of Directors of the Company, a form of coupon bond, and of appurtenant coupons, for the Twenty-fourth Series and to provide for exchangeability of such coupon bonds with the bonds of said Series issued hereunder in fully registered form and to make all appropriate provisions for such purpose.
(I) Bonds of the Twenty-fourth Series shall be redeemable at the option of the Company in whole at any time, or in part from time to time, prior to maturity, upon notice, as provided in Section 52 of the Mortgage, mailed at least 30 days prior to the date fixed for redemption, at the following general redemption prices, expressed in percentages of the principal amount of the bonds to be redeemed:

GENERAL REDEMPTION PRICES
If redeemed during 12 months period ending June 30,

1979	110.25%	1989	106.72%	1999	103.19%
1980	109.90%	1990	106.37%	2000	102.83%
1981	109.55%	1991	106.01%	2001	102.48%
1982	109.19%	1992	105.66%	2002	102.13%
1983	108.84%	1993	105.31%	2003	101.77%
1984	108.49%	1994	104.95%	2004	101.42%
1985	108.13%	1995	104.60%	2005	101.07%
1986	107.78%	1996	104.25%	2006	100.71%
1987	107.43%	1997	103.89%	2007	100.36%
1988	107.07%	1998	103.54%	2008	100.00%
together, in each case, with accrued interest to the date fixed for redemption; provided, however, that none of the bonds of the Twenty-fourth Series shall be redeemed at the general redemption prices prior to July 1, 1983, if such redemption is for the purpose or in anticipation of refunding such bond through the use, directly or indirectly, of funds borrowed by the Company at an effective interest cost to the Company (computed in accordance with generally accepted financial practice) of less than 10.05% per annum.
(II)    Bonds of the Twenty-fourth Series shall also be redeemable in whole at any time, or in part from time to time, prior to maturity, upon like notice, by the application (either at the option of the Company or pursuant to the requirements of the Mortgage) of cash deposited with the Corporate Trustee pursuant to the provisions of Section 39 or Section 64 of the Mortgage or of Section 2 hereof or with the Proceeds of Released Property at the following special redemption prices, expressed in percentages of the principal amount of the bonds to be redeemed:
SPECIAL REDEMPTION PRICES
If redeemed during 12 months period ending June 30,

1979	100.25%	1989	100.23%	1999	100.17%
1980	100.25%	1990	100.23%	2000	100.16%
1981	100.25%	1991	100.22%	2001	100.15%
1982	100.25%	1992	100.22%	2002	100.14%
1983	100.25%	1993	100.21%	2003	100.12%
1984	100.25%	1994	100.21%	2004	100.11%
1985	100.24%	1995	100.20%	2005	100.09%
1986	100.24%	1996	100.19%	2006	100.07%
1987	100.24%	1997	100.19%	2007	100.05%
1988	100.24%	1998	100.18%	2008	100.00%
together, in each case, with accrued interest to the date fixed for redemption; provided, however, that if the date fixed for redemption in the case of the application of cash deposited with the Corporate Trustee pursuant to the provisions of Section 2 hereof shall be prior to January 1 of the calendar year in which such deposit of cash shall become due under the provisions of said Section 2, bonds of the Twenty-fourth Series shall be redeemable at the general redemption prices set forth in subdivision (I) of this Section, together with accrued interest to the date fixed for redemption.

(III)    At the option of the registered owner, any bonds of the Twenty-fourth Series, upon surrender thereof for cancellation at the office or agency of the Company in the Borough of Manhattan, The City of New York, shall be exchangeable for a like aggregate principal amount of bonds of the same series of other authorized denominations.
Bonds of the Twenty-fourth Series shall be transferable, upon the surrender thereof for cancellation, together with a written instrument of transfer in form approved by the registrar duly executed by the registered owner or by his duly authorized attorney, at the office or agency of the Company in the Borough of Manhattan, The City of New York.
Upon any exchange or transfer of bonds of the Twenty-fourth Series, the Company may make a charge therefor sufficient to reimburse it for any tax or taxes or other governmental charge, as provided in Section 12 of the Mortgage, but the Company hereby waives any right to make a charge in addition thereto for any exchange or transfer of bonds of said Series.

ARTICLE II

SINKING OR IMPROVEMENT FUND FOR BONDS
OF THE TWENTY-FOURTH SERIES

Section 2.The Company covenants that, so long as any of the bonds of the Twenty-fourth Series shall remain Outstanding, it will, on or before June 1, 1980, and on or before June 1 of each year thereafter to and including the year 2008, deliver to the Corporate Trustee:

(A)An Officers’ Certificate which shall state:

(a)the greatest principal amount of all bonds of the Twenty-fourth Series prior to January 1 of such year at any one time Outstanding;

(b)the aggregate principal amount of all bonds of the Twenty-fourth Series retired prior to the date of such Officers’ Certificate (i) pursuant to the provisions of subdivision (3) or subdivision (4) of Section 61 of the Mortgage by use or application of the proceeds of insurance on, the release or other disposition of, or the taking by eminent domain of, property; or (ii) pursuant to the provisions of Section 64 of the Mortgage;

(c)the aggregate principal amount of bonds the right to the authentication and delivery of which (on the basis of the retirement of bonds of the Twenty-fourth Series) shall have been waived prior to the date of such Officers’ Certificate pursuant to the provisions of clause (c) of subdivision (4) of Section 59 of the Mortgage as the basis of the release of property or pursuant to the provisions of subdivision (2) of Section 61 of the Mortgage as the basis of the withdrawal of cash representing proceeds of insurance on, the release or other disposition of, or the taking by eminent domain of, property;

(d)the amount remaining after deducting the sum of the amounts stated pursuant to clauses (b) and (c) above from the amount stated pursuant to clause (a) above;

(e)the amount which is one per centum (1%) of the amount stated pursuant to clause (d) above; and

(f)(i) an aggregate principal amount of bond(s) or fraction of a bond, not to exceed $104,000 principal amount for any such year, the authentication and delivery of which the Company has theretofore waived in compliance with Section 2 of the First Supplemental Indenture upon the basis of Property Additions, which waiver or waivers shall not theretofore have been used as a credit under this clause (i); plus (ii) an aggregate principal amount of bond(s) or fraction of a bond to the authentication and delivery of which the Company shall then be entitled on the basis of Property Additions or on the basis of the retirement of bonds of the Twenty-fourth Series by virtue of compliance with all applicable provisions of the Mortgage (except as hereinafter in this Section otherwise provided) if the Company elects to make its right to the authentication and delivery of such bond(s) or fraction of a bond the basis of a credit under this Section.

(B)An amount in cash and/or principal amount of bonds of the Twenty-fourth Series equivalent to the amount stated in the Officers’ Certificate (due on or before June 1 of such year) provided for by this Section pursuant to the requirements of clause( e) of subdivision (A) of this Section; provided, however, that against the amount of cash or bonds payable or deliverable pursuant to this subdivision (B), there shall be credited the principal amount, if any, of the bonds which shall be stated in such Officers’ Certificate pursuant to the requirements of clause (f) of subdivision (A) of this Section.

For the purpose of subdivision (A) of this Section the term “Outstanding” shall not include bonds of the Twenty-fourth Series pledged to secure indebtedness of the Company and not at any time otherwise issued by the Company.
Such cash together with any bonds delivered to the Corporate, Trustee under the provisions of this Section shall be dealt with as provided for by this Section.
Notwithstanding any other provisions of this Twenty-fifth Supplemental Indenture or of the Mortgage, (i) the Company shall be permitted from time to time to anticipate in whole or in part the requirements of this Section becoming due on June 1 of the then current year or any subsequent year or years by depositing cash and/or a principal amount of bonds of the Twenty-fourth Series with the Corporate Trustee in full satisfaction or in partial satisfaction of the requirements of this Section and (ii) any cash so deposited, whether in full satisfaction or in partial satisfaction of the requirements of this Section and whether becoming due on June 1 of the then current year or of a subsequent year, may be from time to time withdrawn, used or applied in the manner, to the extent, for the purposes and subject to the conditions provided in Section 31 of the Mortgage or in subdivisions (3) and/or (4) of Section 61 of the Mortgage; provided, however, that the retirement of no bonds of any series other than the Twenty-fourth Series shall be made the basis of the withdrawal of cash deposited under this Section; and provided further, that no bonds of any series other than the Twenty-fourth Series shall be purchased, paid or redeemed, as above provided, with cash deposited under the provisions of this Section and that no bonds of the Twenty-fourth Series shall be purchased with cash deposited under this Section at such price (including accrued interest and brokerage) that the cost thereof to the Company is in excess of the cost of redeeming such bonds on a date 40 days after the date of such purchase (including premium, if any, and accrued interest from the interest date next preceding the date of purchase to such redemption date in such cost); and provided further, that the Company may not deposit cash prior to July 1, 1983, in anticipation of the requirements of this Section if the cash so deposited represents borrowed funds, or is in anticipation of funds to be borrowed, having an effective interest cost to the Company (computed in accordance with generally accepted financial practice) of less than 10.05% per annum.
In case credit under the provisions of this Section is applied for in whole or in part upon the basis of the right to the authentication and delivery of bonds, the Company shall comply with all applicable provisions of the Mortgage relating to such authentication and delivery; except that the Company shall not be required to comply with any earning requirements or to deliver to the Corporate Trustee any Resolution, Officers’ Certificate, Net Earning Certificate or Opinion of Counsel such as is described in subdivisions (1), (2), (6) and (8) of Section 28 of the Mortgage.
So long as any bonds of the Twenty-fourth. Series shall remain Outstanding, any election by the Company pursuant to clause (f) of subdivision (A) of this Section to make its right to the authentication and delivery of any bond(s) or fraction of a bond the basis of a credit under this Section shall operate as a waiver by the Company of its right to the authentication and delivery of such bond(s) or fraction of a bond and such bond(s) or fraction of a bond may not thereafter be authenticated and delivered under the Mortgage, and any Property Additions which have been made the basis of any such right to the authentication and delivery of bond(s) or fraction of a bond so waived shall have the status of Funded Property and shall be deemed to have been made the basis of a credit under the Mortgage.
For all purposes of the Mortgage (including all calculations thereunder), so long as any bonds of the Twenty-fourth Series remain Outstanding, as defined in Section 2 of the Mortgage:
(I)    any cash deposited under the provisions of this Section or Section 40 of the Mortgage or Section 2 of the First through Eleventh, Thirteenth through Twentieth and Twenty-second through Twenty-fourth Supplemental Indentures shall be deemed to be Funded Cash;
(II)    any bonds of the Twenty-fourth Series delivered to the Corporate Trustee pursuant to the provisions of this Section or any bonds of the Second through
Twenty-third Series delivered to the Corporate Trustee pursuant to the provisions of Section 2 of the First through Eleventh, Thirteenth through Twentieth, Twenty-second through Twenty-fourth Supplemental Indentures or any bonds of the First Series delivered to the Corporate Trustee or credited pursuant to the provisions of Section 40 of the Mortgage, shall, after such delivery or crediting, be deemed to have been retired by the use of Funded Cash; and
(III)    with respect to all credits taken under this Section or Section 2 of the First through Eleventh, Thirteenth through Twentieth and Twenty-second through
Twenty-fourth Supplemental Indentures on the basis of waivers of the right to the authentication and delivery of bonds or otherwise, it shall be deemed that (in lieu of such credits being so taken) an amount of cash equal to each such credit was deposited pursuant to the provisions of this Section or of said Section 2 of the First through Eleventh, Thirteenth through Twentieth, and Twenty-second through Twenty-fourth Supplemental Indentures, as the case may be, and concurrently with such deposit was withdrawn on the same basis as that on which such credit was taken.
Any bonds issued under the Mortgage delivered to, deposited with or purchased or redeemed by the Corporate Trustee pursuant to the provisions of this Section shall forthwith be canceled by the Corporate Trustee.
The Company shall forthwith from time to time on demand of the Corporate Trustee make further payments pursuant to the provisions of this Section on account of accrued interest, brokerage and premium, if any, on bonds purchased or redeemed or then to be purchased or redeemed but not in excess of
(AA) the aggregate cost for principal, interest, brokerage and premium, if any, on all bonds theretofore, or then to be, purchased and/or redeemed pursuant to the provisions of this Section;

after deducting therefrom
(BB) the aggregate principal amount of all bonds theretofore, and of all bonds then to be, purchased and/or redeemed pursuant to the provisions of this Section, plus the aggregate of all such further payments theretofore made pursuant to the provisions of this Section on account of accrued interest, brokerage and/or premium, if any.

ARTICLE III

DIVIDEND COVENANT

Section 3.The Company covenants that, so long as any of the bonds of the Twenty-fourth Series are Outstanding, it will not declare any dividends on its Common Stock (other than (a) a dividend payable solely in shares of its Common Stock, or (b) a dividend payable in cash in cases where, concurrently with the payment of such dividend, an amount in cash equal to such dividend is received by the Company as a capital contribution or as the proceeds of the issue and sale of shares of its Common Stock) or make any distribution on outstanding shares of its Common Stock or purchase or otherwise acquire for value any outstanding shares of its Common Stock (otherwise than in exchange for or out of the proceeds from the sale of other shares of its Common Stock) if, after such dividend, distribution, purchase or acquisition, the aggregate amount of such dividends, distributions, purchases and acquisitions paid or made subsequent to June 30, 1978 (other than any dividend declared by the Company on or before June 30, 1978 for payment on or before July 31, 1978) exceeds (without giving effect to (i) any of such dividends, distributions, purchases or acquisitions, or (ii) any net transfers from earned surplus to stated capital accounts) the sum of (a) the aggregate amount credited subsequent to June 30, 1978 to earned surplus, (b) $52,000,000, and (c) such additional amounts as shall be authorized or approved, upon application by the Company, by the Securities and Exchange Commission, or by any successor commission thereto, under the Public Utility Holding Company Act of 1935.

For the purpose of this Section 3, the aggregate amount credited subsequent to June 30, 1978 to earned surplus shall be determined in accordance with generally accepted accounting principles and practices after making provision for dividends upon any preferred stock of the Company, accumulated subsequent to such date, but in such determination there shall not be considered charges to earned surplus applicable to the period prior to July 1, 1978, including, but not limited to, charges to earned surplus for write-offs or write-downs of book values of assets owned by the Company on June 30, 1978. There shall be included as a deduction, however, in determining the net balance to be transferred from the income account for any period subsequent to June 30, 1978 amounts equal to the sum of (1) amounts, not otherwise deducted, which would be required to be included in operating expenses in each Net Earning Certificate by the provisions of Section 6 of this Twenty-fifth Supplemental Indenture and (2) the Company’s provisions during such period for depreciation and retirement of property ( but excluding from this subdivision (2) amounts included under subdivision (1) above), which sum, for the purposes of this Section 3, shall not be less than the aggregate amounts required to be stated for the period from July 1, 1978 to the date of such dividend, distribution, purchase or acquisition in the Officers’ Certificate of Replacements by the provisions of subdivision (1) of subsection (I) of Section 39 of the Mortgage, including proportionate amounts calculated as provided in subdivision (1) thereof for any portion of the period elapsed since June 30, 1978 not theretofore included in any Officers’ Certificate of Replacements.
For the purpose of this Section 3, the Company’s provisions for depreciation and retirement of property shall be deemed to be the amount credited to the accumulated provision for depreciation account through charges to operating expenses, or otherwise to income, as provided in the Uniform System of Accounts prescribed for Public Utilities and Licensees by the Federal Energy Regulatory Commission.

ARTICLE IV

MISCELLANEOUS PROVISIONS

Section 4.Subject to any amendments provided for in this Twenty-fifth Supplemental Indenture, the terms defined in the Mortgage, as heretofore supplemented, shall, for all purposes of this Twenty-fifth Supplemental Indenture, have the meanings specified in the Mortgage, as heretofore supplemented.

Section 5.The Company reserves the right, without any consent or other action by holders of bonds of the Twenty-fourth Series or of any subsequently created series, to make such amendments to the Mortgage, as supplemented, as shall be necessary in order to modify the present first paragraph of Section 4 of the Mortgage to read as follows:

“SECTION 4. (I) The term ‘Property Additions’ shall mean plants, lines, pipes, mains, cables, machinery, boilers, transmission lines, Space Satellites, pipe lines, distribution systems, service systems and supply systems and other property, real or personal, and improvements, extensions, additions, renewals or replacements, acquired by the Company by purchase, consolidation, merger, donation, construction, erection or in any other way whatsoever, subsequent to December 31, 1943, or in the process of construction or erection in so far as actually constructed or erected subsequent to December 31, 1943, and used or useful or to be used in or in connection with the business of generating, manufacturing, producing, transmitting, transporting, distributing or supplying electricity or gas for light, heat, power, refrigeration or other purposes, or steam or hot water for power, heat or other purposes. The term ‘Property Additions’ shall not, however, include (1) any shares of stock, bonds, notes or other obligations or other securities or contracts, leases, or operating agreements, bills, notes, accounts receivable, or choses in action, or (2) except as herein otherwise specifically provided, going value, good will, franchises or governmental permits or licenses granted to or acquired by the Company, as such, separate and distinct from the property operated thereunder or in connection therewith or incident thereto, or (3) any merchandise, equipment, materials or supplies held for the purpose of sale in the usual course of business or fuel, oil or similar materials and supplies consumable in the operation of any of the properties of the Company; or rolling stock, buses, motor coaches, automobiles or other vehicles, or any aircraft, or (4) any property (other than ‘Space Satellites’) which is located outside of the limits of the United States of America, or (5) any natural gas wells or natural gas leases or natural gas transportation lines or other works or property used primarily and principally in the production of natural gas or its transportation up to the point of connection with any distribution system, or timber, minerals, mineral rights and royalties, or (6) any property, the cost of acquiring, making or constructing which is chargeable under accepted principles of accounting to operating expenses. The term ‘Space Satellites’ shall mean any form of space satellites (including but not limited to solar power satellites), space stations and other analogous facilities whether or not in the earth’s atmosphere.”
Section 6.So long as any bonds of the Twenty-fourth Series shall remain Outstanding, in each Net Earning Certificate made pursuant to Section 7 of the Mortgage there shall be included in operating expenses for the twelve (12) months period with respect to which such certificate is made an amount, if any (not otherwise included), equal to the provisions for amortization of any amounts included in utility plant acquisition adjustment accounts for such period.

Section 7.So long as any bonds of the Twenty-fourth Series shall remain Outstanding, subdivision (2) of Section 7 of the Mortgage is hereby amended by adding thereto the following words “provided, further, that the amount so included in such operating expenses in lieu of the amounts actually appropriated out of income for retirement of the Mortgaged and Pledged Property used primarily and principally in the electric, gas, steam and/or hot water utility business and the Company’s automotive equipment used in the operation of such property shall not be less than the amounts so actually appropriated out of income”.

Section 8.So long as any bonds of the Twenty-fourth Series shall remain Outstanding, clause (5) of subsection (I) of Section 39 of the Mortgage is amended by deleting the word “expenditures” from the first line of such clause (5) and inserting in lieu thereof the words “net cash expenditures (after reflecting salvage) made”.

Section 9.Section 55 of the Mortgage, as heretofore amended, is hereby further amended to insert the words “and subject to the provisions of Section 2 of the Twenty-fifth Supplemental Indenture dated as of July 1, 1978”, after the date “January 1, 1978”.

Section 10.Effective with and applicable to the application to the Corporate Trustee for the authentication and delivery of the first series of bonds created after March 31, 1979, or such later date as shall be authorized or approved by the Securities and Exchange Commission, or by any successor commission thereto, under the Public Utility Holding Company Act of 1935, clause (10) of Section 7 of the Mortgage is hereby amended to read as follows:

“(10) the amount, if any, by which the aggregate of (a) such other income (net) and ( b ) that portion of the amount required to be stated in such certificate by clause (7) of this Section which, in the opinion of the signers, is directly derived from the operation of property (other than paving, grading and other improvements to, under or upon public highways, bridges, parks or other public properties of analogous character) not subject to the Lien of this Indenture at the date of such certificate, exceeds eleven per centum (11%) of the sum required to be stated by clause (9) of this Section; provided, however, that in computing the foregoing, there may be used such per centum greater than eleven per centum (11%) but not greater than fifteen per centum (15%) as shall be authorized or approved, upon application by the Company, by the Securities and Exchange Commission, or by any successor commission thereto, under the Public Utility Holding Company Act of 1935; and provided further, that if the amount required to be stated in such certificate by clause (7) of this Section includes revenues from the operation of property not subject to the Lien of this Indenture, there shall be included in the calculation to be made pursuant to this clause (10) such reasonable interdepartmental or interproperty revenues and expenses between the Mortgaged and Pledged Property and the property not subject to the Lien hereof as shall be allocated to such respective properties by the Company; and”
Section 11.The Trustees hereby accept the trusts herein declared, provided, created or supplemented and agree to perform the same upon the terms and conditions herein and in the Mortgage, as heretofore amended, set forth and upon the following terms and conditions:

The Trustees shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Twenty-fifth Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made by the Company solely. In general each and every term and condition contained in Article XVII of the Mortgage, as heretofore amended, shall apply to and form part of this Twenty-fifth Supplemental Indenture with the same force and effect as if the same were herein set forth in full with such omissions, variations and insertions, if any, as may be appropriate to make the same conform to the provisions of this Twenty-fifth Supplemental Indenture.
Section 12.Whenever in this Twenty-fifth Supplemental Indenture either of the parties hereto is named or referred to, this shall, subject to the provisions of Articles XVI and XVII of the Mortgage, as heretofore amended, be deemed to include the successors and assigns of such party, and all covenants and agreements in this Twenty-fifth Supplemental Indenture contained by or on behalf of the Company, or by or on behalf of the Trustees, or either of them, shall, subject as aforesaid, bind and inure to the respective benefits of the respective successors and assigns of such parties, whether so expressed or not.

Section 13.Nothing in this Twenty-fifth Supplemental Indenture, expressed or implied, is intended, or shall be construed, to confer upon, or to give to, any person, firm or corporation, other than the parties hereto and the holders of the bonds and coupons Outstanding under the Mortgage, any right, remedy or claim under or by reason of this Twenty-fifth Supplemental Indenture or any covenant, condition, stipulation, promise or agreement hereof, and all the covenants, conditions, stipulations, promises and agreements in this Twenty-fifth Supplemental Indenture contained by or on behalf of the Company shall be for the sole and exclusive benefit of the parties hereto, and of the holders of the bonds and coupons Outstanding under the Mortgage.

Section 14.It is the intention and it is hereby agreed that, so far as concerns that portion of the Mortgaged and Pledged Property situated within the State of Louisiana, the general language of conveyance contained in this Twenty-fifth Supplemental Indenture is intended and shall be construed as words of hypothecation and not of conveyance, and that, so far as the said Louisiana property is concerned, this Twenty-fifth Supplemental Indenture shall be considered as an act of mortgage and pledge under the laws of the State of Louisiana, and the Trustees herein named are named as mortgagee and pledgee in trust for the benefit of themselves and of all present and future holders of bonds and coupons issued and to be issued under the Mortgage, and are irrevocably appointed special agents and representatives of the holders of the bonds and coupons issued and to be issued under the Mortgage and vested with full power in their behalf to effect and enforce the mortgage and pledge hereby constituted for their benefit, or otherwise to act as herein provided for.

Section 15.This Twenty-fifth Supplemental Indenture shall be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

IN WITNESS WHEREOF, LOUISIANA POWER & LIGHT COMPANY has caused its corporate name to be hereunto affixed, and this instrument to be signed and sealed by its President or one of its Vice Presidents, and its corporate seal to be attested by its Secretary or one of its Assistant Secretaries for and in its behalf, and THE CHASE MANHATTAN BANK (NATIONAL ASSOCIATION), in token of its acceptance of the trust hereby created, has caused its corporate name to be hereunto affixed, and this instrument to be signed and sealed by one of its Vice Presidents or one of its Second Vice Presidents and its corporate seal to be attested by one of its Assistant Secretaries, and CHARLES F. RUGE for all like purposes has hereunto set his hand and affixed his seal, all in The City of New York, as of the day and year first above written.

LOUISIANA POWER & LIGHT COMPANY

By /s/ J. H. Erwin, Jr.
J. H. Erwin, Jr.
Vice President

Attest:
/s/ W. H. Talbot
W. H. Talbot
Secretary
Executed, sealed and delivered by
LOUISIANA POWER & LIGHT COMPANY
in the presence of:
/s/ Dorothea E. Matthews
Dorothea E. Matthews

/s/John M. Stuart
John M. Stuart

THE CHASE MANHATTAN BANK
(NATIONAL ASSOCIATION)
As Trustee

By /s/ J. A. Payne
J. A. Payne
Vice President
Attest:

/s/ F. W. Clark
F. W. Clark
Assistant Secretary

/s/ Charles F. Ruge                [L.S.]
Charles F. Ruge
As Co-Trustee

Executed, sealed and delivered by
THE CHASE MANHATTAN BANK
(NATIONAL ASSOCIATION) and
CHARLES F. RUGE in the presence of:

/s/ Donald Stasiak
Donald Stasiak

/s/ Carmela Ehret
Carmela Ehret

STATE OF NEW YORK	ss:
COUNTY OF NEW YORK

On this 18th day of July, 1978, before me appeared J. H. ERWIN, JR., to me personally known, who, being by me duly sworn, did say that he is a Vice President of LOUISIANA POWER & LIGHT COMPANY, and that the seal affixed to the above instrument is the corporate seal of said corporation and that said instrument was signed and sealed in behalf of said corporation by authority of its Board of Directors, and said J. H. ERWIN, JR., acknowledged said instrument to be the free act and deed of said corporation.
On the 18th day of July, in the year 1978, before me personally came J. H. ERWIN, JR., to me known, who, being by me duly sworn, did depose and say that he resides at 5147 MacArthur Boulevard, New Orleans, State of Louisiana; that he is a Vice President of LOUISIANA POWER & LIGHT COMPANY, one of the corporations described in and which executed the above instrument; that he knows the seal of said corporation; that the seal affixed to said instrument is such corporate seal, that it was so affixed by order of the Board of Directors of said corporation, and that he signed his name thereto by like order.
[NOTARY SEAL]

……………………………………………….
MORTON BARAD
Notary Public, State of New York
No. 41-5170980
Certs. Filed in Bronx, Kings, Nassau,
New York and Westchester Cos.
Qualified in Queens County
Commission Expires March 30, 1980

STATE OF NEW YORK	ss:
COUNTY OF NEW YORK

On this 17th day of July, 1978, before me appeared J. A. PAYNE, to me personally known, who, being by me duly sworn, did say that he is a Vice President of THE CHASE MANHATTAN BANK (NATIONAL ASSOCIATION), and that the seal affixed to the above instrument is the corporate seal of said corporation and that said instrument was signed and sealed in behalf of said corporation by authority of its Board of Directors, and said J. A. PAYNE acknowledged said instrument to be the free act and deed of said corporation.
On the 17th day of July, in the year 1978, before me personally came J. A. PAYNE, to me known, who, being by me duly sworn, did depose and say that he resides at Hiram Road, Cold Spring, N.Y.; that he is a Vice President of THE CHASE MANHATTAN BANK (NATIONAL ASSOCIATION), one of the corporations described in and which executed the above instrument; that he knows the seal of said corporation; that the seal affixed to said instrument is such corporate seal, that it was so affixed by order of the Board of Directors of said corporation, and that he signed his name thereto by like order.
[NOTARY SEAL]

………………………………………………. DELLA M. KILLETT Notary Public, State of New York No. 24-4659667 Qualified in Kings County Certificate filed in New York County Commission Expires March 30, 1979

STATE OF NEW YORK	ss:
COUNTY OF NEW YORK

On the 17th day of July, 1978, before me personally appeared CHARLES F. RUGE, to me known to be the person described in and who executed the foregoing instrument, and acknowledged that he executed the same as his free act and deed.
On the 17th day of July, 1978, before me personally came CHARLES F. RUGE, to me known to be the person described in and who executed the foregoing instrument, and acknowledged that he executed the same.
[NOTARY SEAL]

………………………………………………. DELLA M. KILLETT Notary Public, State of New York No. 24-4659667 Qualified in Kings County Certificate filed in New York County Commission Expires March 30, 1979